Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On February 24, 2020, U.S. Concrete, Inc. (“U.S. Concrete”, the “Company”, “we”, “us”, or “our”) acquired all of the equity of privately-held Coram Materials Corp. and certain of its affiliates (collectively, “Coram”) for aggregate fair value consideration of $142.9 million (the “Acquisition”). We funded the initial cash purchase consideration and closing costs of $140.2 million for the Acquisition through borrowings under our revolving credit facility and effectively settled a $0.6 million payable owed by us to Coram as of the Acquisition date. The remaining $1.7 million of the fair value deferred consideration and $1.6 million trade working capital payable will be paid over the next two years.
The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only.  The assumptions, estimates, reclassifications and adjustments herein have been made solely for purposes of developing the unaudited pro forma condensed combined financial statements and are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 is presented as if the Acquisition had occurred on January 1, 2019. The historical financial statements have been adjusted in the pro forma financial statements to give effect to items that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact to the combined company. The unaudited pro forma condensed combined statement of operations does not include non-recurring items such as legal and professional fees related to the Acquisition, nor do they reflect cost savings expected to be realized from the elimination of certain expenses and synergies expected to be created or the costs to achieve such cost savings or synergies. Such costs may be material and no assurance can be given that cost savings or synergies will be realized. Therefore, the unaudited pro forma condensed combined financial statements should not be considered indicative of actual results that would have been achieved had the Acquisition occurred on the dates indicated and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.
The estimated fair values used for the purpose of adjusting for the Acquisition within the unaudited pro forma condensed consolidated financial statements are preliminary, as the Acquisition was completed on February 24, 2020, and the determination of fair value of the assets and liabilities of Coram requires extensive use of estimates and management's judgment. We expect to finalize the accounting for the business combination as soon as practicable within the measurement period, but in no event later than February 2021. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the audited financial statements of U.S. Concrete as of and for the year ended December 31, 2019, as filed with our Form 10-K for the year ended December 31, 2019; and

•	the audited combined financial statements of Coram as of and for the year ended December 31, 2019, included as Exhibit 99.1 to this Current Report on Form 8-K/A.

U.S. CONCRETE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2019
(in millions)

	Historical U.S. Concrete	Historical Coram	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$40.6	$8.8	$(8.8)	A	$40.4
			(0.2)	B
Accounts receivable, net	233.1	2.7	(0.6)	C	235.2
Inventories	59.0	3.6	9.1	D	71.7
Other receivables	8.4	—	—		8.4
Prepaid expenses and other	7.9	—	—		7.9
Total current assets	349.0	15.1	(0.5)		363.6
Property, plant and equipment, net	673.5	12.2	118.8	D, E	804.5
Operating lease assets	69.8	—	—		69.8
Goodwill	239.5	—	—		239.5
Intangible assets, net	92.4	—	—		92.4
Other assets	9.1	—	—		9.1
Total assets	$1,433.3	$27.3	$118.3		$1,578.9
LIABLITIES AND EQUITY
Current liabilities:
Accounts payable	$136.4	$0.1	$(0.6)	C	$135.9
Accrued liabilities	63.5	0.1	2.4	B	66.0
Current maturities of long-term debt	32.5	—	—		32.5
Current operating lease liabilities	12.9	—	—		12.9
Total current liabilities	245.3	0.2	1.8		247.3
Long-term debt, net of current portion	654.8	—	140.0	B	794.8
Long-term operating lease liabilities	59.7	—	—		59.7
Other long-term obligations and deferred credits	49.1	0.2	1.0	B, D	50.3
Deferred income taxes	54.8	—	—		54.8
Total liabilities	1,063.7	0.4	142.8		1,206.9

Equity:
Total stockholders' equity	343.4	26.9	(24.5)	A, B, D, E	345.8
Non-controlling interest	26.2	—	—		26.2
Total liabilities and equity	$1,433.3	$27.3	$118.3		$1,578.9

See accompanying notes to unaudited pro forma condensed combined financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2019
(in millions except per share amounts)

	Historical U.S. Concrete	Historical Coram (1)	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$1,478.7	$21.6	$(4.7)	F	$1,495.6
Cost of goods sold before depreciation, depletion and amortization	1,187.6	4.1	(4.7)	F	1,191.1
			4.1	G
Selling, general and administrative expenses	130.0	2.3	(0.1)	H	132.2
Depreciation, depletion and amortization	93.2	1.5	3.2	I	97.9
Change in value of contingent consideration	2.8	—	—		2.8
Gain on sale of assets	(0.1)	—	—		(0.1)
Operating income (loss)	65.2	13.7	(7.2)		71.7
Interest expense (income), net	46.1	(0.1)	5.1	J	51.1
Other income, net	(9.5)	—	—		(9.5)
Income (loss) from operations before income taxes	28.6	13.8	(12.3)		30.1
Income tax expense	12.3	—	1.2	K	13.5
Net income (loss)	16.3	13.8	(13.5)		16.6
Less: Net income attributable to non-controlling interest	(1.4)	—	—		(1.4)
Net income (loss) attributable to stockholders	$14.9	$13.8	$(13.5)		$15.2

Net income per share attributable to U.S. Concrete, Inc. common stockholders:
Basic	$0.90				$0.93
Diluted	$0.90				$0.93

Weighted average shares outstanding:
Basic	16.4				16.4
Diluted	16.4				16.4
(1)    Certain reclassifications were made to conform to U.S. Concrete's financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Description of Transaction

The accompanying unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) of U.S. Concrete, Inc. (the “Company”) have been prepared to give effect to the acquisition of privately-held Coram Materials Corp. and certain of its affiliates (collectively, “Coram”) effective February 24, 2020.

All of the issued and outstanding membership interests and capital stock of Coram were acquired by the Company for aggregate fair value consideration of $142.9 million consisting of $140.2 million in cash paid at closing, fair value deferred consideration of $1.7 million to be paid over the next two years, a trade working capital payable of $1.6 million less a $0.6 million settlement of accounts payable owed by the Company to Coram as of the Acquisition date.

2.    Basis of Presentation

The Pro Forma Statements have been prepared in connection with the acquisition of Coram for illustrative purposes only and give effect to the Acquisition pursuant to the assumptions described in Note 5. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Acquisition as if it had occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to the Acquisition as if it had occurred on January 1, 2019. The preparation of these Pro Forma Statements is based on the historical financial statements of the Company and Coram. Certain reclassifications have been made to Coram's historical financial statements to conform with the Company's presentation.

These Pro Forma Statements have been prepared from the information derived from, and should be read in conjunction with, the following:

a) The Company’s audited consolidated financial statements as of and for the year ended December 31, 2019; and

b) Coram’s audited combined financial statements as of and for the year ended December 31, 2019.

These Pro Forma Statements are not indicative of the operating results or financial condition that may have been achieved if the Acquisition had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the combined entities for any future period or as of any future date. These Pro Forma Statements do not reflect any cost savings, operating synergies, or enhancements that the combined company may achieve as a result of the Acquisition.

3.    Significant Accounting Policies

These Pro Forma Statements have been compiled using the significant accounting policies as set out in the Company's audited consolidated financial statements as of and for the year ended December 31, 2019.

In preparing the Pro Forma Statements, a review was undertaken to identify the differences between public company and private company adoption dates of recently issued accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to identify any further accounting policy differences between the Company and Coram where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after integration of the Acquisition. The significant accounting policies of Coram are believed to conform in all material respects to those of the Company, except as noted in Note 5.

4.    Purchase Consideration and Purchase Price Allocation

A summary of the preliminary purchase consideration is as follows (in millions):

Cash consideration for outstanding Coram common shares	$140.2
Deferred consideration (fair value)(1)	1.7
Trade working capital payable	1.6
Effective settlement of accounts payable owed by the Company to Coram at Acquisition date	(0.6)
Total consideration (fair value)	$142.9

(1) Deferred consideration is payable over 2 years for a maximum payment of $2.0 million.

The preliminary purchase consideration and estimated fair value of the assets acquired and liabilities assumed as of December 31, 2019 are as follows (in millions):

Current assets	$12.3
Other assets	130.9
Total assets acquired	143.2
Current liabilities	(0.1)
Other long-term liabilities	(0.2)
Total liabilities assumed	(0.3)
Total consideration (fair value)	$142.9

The amounts above are considered preliminary and are subject to change once the Company completes its determination of the fair value of assets acquired and liabilities assumed. Thus, these amounts are subject to refinement, as additional adjustments to record the final estimates of fair value of all assets acquired and liabilities assumed will be required, including, but not limited to inventory, property, plant and equipment and asset retirement obligations.

5.    Pro Forma Assumptions and Adjustments

The Pro Forma Statements reflect the following assumptions and adjustments to give effect to the Acquisition.

Assumptions and adjustments made to give effect to the Acquisition, as if the Acquisition had occurred on December 31, 2019 for the unaudited pro forma condensed combined balance sheet:

A.	To eliminate Coram's non-acquired assets and historical equity balance.

B.
To record the amount the Company paid from cash on hand and borrowings under the revolving credit facility, the fair value of deferred payments to acquire Coram and the trade working capital payable to Coram.

C.	To eliminate amounts the Company owed to Coram.

D.	To adjust Coram's inventory, property, plant and equipment, net and asset retirement obligations to reflect estimated fair value at December 31, 2019.

E.
The aggregate fair value consideration of $142.9 million has been allocated to the acquired assets and liabilities on a pro forma basis as described in Note 4. Management has not yet finalized its determination of the estimated fair value of all identifiable assets and liabilities acquired due to the complex nature of the Acquisition. The significant property, plant, and equipment acquired was the Coram quarry. The expected remaining useful life of the Coram quarry is approximately 30 years. The purchase adjustment for the Coram quarry will be amortized using the units of production method, and the annual amortization of the purchase adjustment over the next five years is expected to be $18.2 million.

Assumptions and adjustments made to give effect to the Acquisition, as if the Acquisition had occurred on January 1, 2019 for the unaudited pro forma condensed combined statement of operations:

F.	To eliminate sales of aggregate products between the Company and Coram.

G.	To record the cost of goods sold adjustment based on the estimated fair value adjustment on inventory.

H.
To eliminate transaction costs of $0.1 million incurred by the Company during the year ended December 31, 2019, which directly relate to the Acquisition. Transaction costs have not been included in the pro forma condensed combined statement of operations given their non-recurring nature.

I.	To record the depreciation and depletion adjustment based on the estimated fair value adjustment on the property, plant and equipment and management’s estimate of mineral deposits.

J.
To adjust interest expense on deferred payments and borrowings under the Company's revolving credit facility as if the Acquisition and borrowings occurred on January 1, 2019. The effective interest rate used to calculate the pro forma interest expense on the revolving credit facility borrowings was 3.53%.

K.
To record income tax expense on privately-held Coram's adjusted pre-tax income using the Company's domestic effective tax rate. The Company’s pro forma effective tax rate was negatively impacted by our estimated annual interest expense limitation in accordance with the Tax Cuts and Jobs Act (the "2017 Act") and related proposed regulations for which a full valuation allowance is anticipated.  The 2017 Act limited the deduction for interest expense to 30% of adjusted taxable income (“ATI”). The 2017 Act was modified by the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"), which was signed into law in March 2020.  The CARES Act increased the interest limitation to 50% of ATI from 30% for tax years beginning in 2019 and 2020; however, any tax benefit related to this change is not reflected in these pro forma financial statements.  Such benefit would be recognized in the period of enactment of the CARES Act, which for the Company, would be in the quarter ended March 31, 2020.